As filed with the Securities and Exchange Commission on February 27, 2025

Registration No. 333-271916

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT NO. 333-271916

UNDER

THE SECURITIES ACT OF 1933

Seadrill Limited

(Exact name of registrant as specified in its charter)

Bermuda	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Park Place

55 Par-la-Ville Road

Hamilton HM 11 Bermuda

Tel: +1 (441) 295-9500

(Address and telephone number of Registrant’s principal executive offices)

Todd Strickler

Seadrill Americas Inc.

11025 Equity Dr., Suite 150

Houston, Texas 77041

(713) 329-1150

(Name, address, and telephone number of agent for service)

Copies to:

David Emmons

Clinton W. Rancher

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Approximate date of commencement of proposed sale to the public: Not Applicable.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company. ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

As of May 15, 2023, the date on which Seadrill Limited (the “Registrant”) filed a registration statement on Form F-3 (No. 333-271916) (the “Registration Statement”), which became effective automatically upon filing with the Securities and Exchange Commission and to which this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates, the Registrant was a foreign private issuer within the meaning of Rule 405 under the Securities Act of 1933, as amended, and Rule 3b-4 of the Securities Exchange Act of 1934, as amended. The Registrant has determined that, effective as of January 1, 2025, it is no longer a foreign private issuer and, as a result, among other effects, it is subject to the registration and reporting requirements applicable to a United States domestic registrant.

In connection therewith, the Registrant is filing this Post-Effective Amendment to deregister any and all securities registered under the Registration Statement on Form F-3 (No. 333-271916) that remain unsold as of the date hereof. Pursuant to the Registration Statement, the sale by certain selling shareholders named therein in one or more secondary offerings of the following securities was registered: 24,763,163 common shares, par value $0.01 per share, of the Registrant.

In accordance with the undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof, and terminates the effectiveness of the Registration Statement. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Registrant pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on February 27, 2025.

SEADRILL LIMITED

By:	/s/ Todd D. Strickler
	Name:	Todd D. Strickler
	Title:	Senior Vice President and General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.